PRICING SUPPLEMENT Dated September 23, 2026

Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-297097

Supplementing the Preliminary Prospectus

Supplement, dated September 23, 2026, and

the Base Prospectus, dated June 29, 2026

AerCap Funding Designated Activity Company

$750,000,000 5.500% Senior Notes due 2030

$750,000,000 5.875% Senior Notes due 2033

Guaranteed by:

AerCap Holdings N.V. (the “Company”)

and certain other subsidiaries of the Company

Pricing supplement, dated September 23, 2026 (this “Pricing Supplement”), to the Preliminary Prospectus Supplement, dated September 23, 2026 (the “Preliminary Prospectus Supplement”), and the related Base Prospectus, dated June 29, 2026 (the “Base Prospectus” and, together with the Preliminary Prospectus Supplement, including the documents incorporated by reference in the Preliminary Prospectus Supplement and the Base Prospectus, the “Prospectus”), of AerCap Funding Designated Activity Company.

This Pricing Supplement relates only to the securities described below and should only be read together with the Prospectus. This Pricing Supplement is qualified in its entirety by reference to the Prospectus. The information in this Pricing Supplement supplements the Prospectus and supersedes the information in the Prospectus to the extent inconsistent with the information in the Prospectus.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Prospectus.

Issuer:	AerCap Funding Designated Activity Company

Notes Offered:	5.500% Senior Notes due 2030 (the “2030 Notes”)
5.875% Senior Notes due 2033 (the “2033 Notes” and, together with the 2030 Notes, the “Notes”)

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Ratings[1]:	Baa1 / BBB+ / BBB+ (Moody’s / S&P / Fitch)

Distribution:	SEC Registered

Trade Date:	September 23, 2026

Settlement Date:

October 7, 2026 (T+10)

We expect that delivery of the Notes will be made to investors on or about October 7, 2026, which will be the tenth business day following the date hereof (such settlement cycle being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes will initially settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day before the date of delivery should consult their advisors.

Principal Amount:	2030 Notes: $750,000,000 2033 Notes: $750,000,000

Maturity Date:	2030 Notes: January 15, 2030 2033 Notes: October 7, 2033

Coupon:	2030 Notes: 5.500% 2033 Notes: 5.875%

Issue Price to Public:	2030 Notes: 99.658% of the principal amount 2033 Notes: 99.277% of the principal amount In each case, plus accrued interest, if any, from October 7, 2026

Gross Proceeds:	2030 Notes: $747,435,000 2033 Notes: $744,577,500

Benchmark Treasury:	2030 Notes: UST 4.375% due September 15, 2029 2033 Notes: UST 4.500% due August 31, 2033

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[1] These ratings have been provided by Moody’s, S&P and Fitch. A securities rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time and each rating should be evaluated independently of any other rating.

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Benchmark Treasury Price:	2030 Notes: 98-12 2033 Notes: 96-25+

Benchmark Treasury Yield:	2030 Notes: 4.969% 2033 Notes: 5.053%

Spread to Benchmark Treasury:	2030 Notes: +65 basis points 2033 Notes: +95 basis points

Yield to Maturity:	2030 Notes: 5.619% 2033 Notes: 6.003%

Interest Payment Dates:	2030 Notes: January 15 and July 15, beginning on January 15, 2027 2033 Notes: April 7 and October 7, beginning on April 7, 2027

Optional Redemption:

2030 Notes: Following issuance and prior to December 15, 2029, make-whole call at T+10 basis points. At any time on or after December 15, 2029, par call.

2033 Notes: Following issuance and prior to August 7, 2033, make-whole call at T+15 basis points. At any time on or after August 7, 2033, par call.

Optional Tax Redemption:

If, with respect to any series of the Notes, the Issuer becomes obligated to pay any additional amounts as a result of any change in the law of Ireland or certain other relevant taxing jurisdictions that is announced or becomes effective on or after the date on which the Notes of such series are issued (or the date the relevant taxing jurisdiction became applicable, if later), the Issuer may redeem the Notes of such series at its option, at any time in whole but not in part, at a price equal to 100% of the principal amount of the Notes of such series being redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date and additional amounts, if any.

CUSIP / ISIN:	2030 Notes: 00784M AB9 / US00784MAB90 2033 Notes: 00784M AC7 / US00784MAC73

Other Information

Denominations:	$150,000 and integral multiples of $1,000 in excess thereof

Underwriters:

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Santander US Capital Markets LLC

Truist Securities, Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

ING Financial Services LLC

BMO Capital Markets Corp.

Société Générale

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THIS INFORMATION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE SECURITIES OR THIS OFFERING. PLEASE REFER TO THE PROSPECTUS FOR A COMPLETE DESCRIPTION.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS BY CALLING CITIGROUP GLOBAL MARKETS INC., AT +1 (800) 831-9146, MIZUHO SECURITIES USA LLC, AT +1 (866) 271-7403, BNP PARIBAS SECURITIES CORP. AT +1 (800) 854-5674, DEUTSCHE BANK SECURITIES INC. AT +1 (800) 503-4611, SANTANDER US CAPITAL MARKETS LLC AT +1 (855) 403-3636 OR TRUIST SECURITIES, INC. AT +1 (800) 685-4786.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

THIS COMMUNICATION IS NOT INTENDED TO BE A CONFIRMATION AS REQUIRED UNDER RULE 10b-10 OF THE SECURITIES EXCHANGE ACT OF 1934. A FORMAL CONFIRMATION WILL BE DELIVERED TO YOU SEPARATELY.

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

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